Exhibit 99.2

INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to this Inducement Restricted Stock Unit Award Agreement (the “Agreement”), Cogent Biosciences, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company. This Award has been granted as an inducement pursuant to Listing Rule 5635(c)(4) of the corporate governance rules of Nasdaq Stock Market. This Award is granted outside of the Company’s Amended and Restated 2018 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the award were an award of restricted stock units granted under the Plan. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Plan.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of this Agreement and the applicable provisions of the Plan.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on _________ (the “Vesting Date”) so long as the Grantee remains an employee of the Company or a Subsidiary on the Vesting Date. The Award is subject to a performance period beginning on the Grant Date and ending on _________ (the “Performance Period”). Restricted Stock Units subject to the Award (“RSUs”) may be earned at any time during the Performance Period based on the achievement of the performance milestones set forth below; however vesting does not occur (if at all) until the Vesting Date. All RSUs that are earned during the Performance Period will vest in full on the Vesting Date; provided that the Grantee remains an employee of the Company or a Subsidiary on the Vesting Date. Any RSUs that are not earned during the Performance Period will be forfeited. The performance milestones and the corresponding number of RSUs eligible to be earned are as follows: _________.

3. Termination of Employment. In the event the Grantee is terminated without Cause or quits for Good Reason (each as defined in the Grantee’s employment agreement) during the Performance Period, then all RSUs that have been “earned” prior to such termination shall accelerate in full and immediately vest at the time of such termination; all RSUs that have not been earned at the time of such termination shall be forfeited. In the event the Grantee voluntarily resigns and terminates his or her employment with the Company before the end of the Performance Period, then all RSUs shall be forfeited immediately, including any RSUs that had previously been “earned”.

4. Issuance of Shares of Stock. As soon as practicable following the Vesting Date, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Although this Award is not granted pursuant to the Plan, the terms of the Plan applicable to an award of restricted stock units granted under the Plan are incorporated herein by reference and made a part of this Agreement, and thus this Agreement and the Award shall be subject to and governed by all the applicable terms and conditions of the Plan as though it were an award of restricted stock units granted under the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan and, in accordance with Section 18(f) of the Plan, this Award shall be subject to the Company’s clawback policy, as in effect from time to time.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of this Agreement to continue the Grantee in employment and this Agreement shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Recoupment. The RSUs granted under this Agreement, and any shares of Stock issued or other payments made in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to Optionee and to such compensation including, but not limited to, the Cogent Biosciences, Inc. Incentive Compensation Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, Grantee expressly and explicitly authorizes (x) the Company to issue instructions, on Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Grantee’s shares of Stock and other amounts acquired hereunder to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to Grantee. Grantee further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. Data Privacy Consent. In order to administer this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

COGENT BIOSCIENCES, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by electronic acceptance, which, pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated: